Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

TEXAS UNITED BANCSHARES, INC.

and

NORTHWEST BANCSHARES, INC.

Dated as of November 22, 2005

(continued)

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(continued)

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(continued)

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(continued)

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LIST OF SCHEDULES

Schedule 2.2	Check Related Matters
Schedule 3.1(d)	Subsidiaries and Affiliates
Schedule 3.4	Investments
Schedule 3.6(a)	Real Property
Schedule 3.6(b)	Leases
Schedule 3.9	Litigation
Schedule 3.10(b)	Tax Return Extensions
Schedule 3.10(d)	Income Tax Returns
Schedule 3.10(f)	Tax Allocation Agreements
Schedule 3.10(g)	Net Operating Losses
Schedule 3.10(i)	§ 481(a) Adjustment
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.15	No Conflict
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.20	Deferred Compensation Arrangements
Schedule 3.21	Brokers, Finders and Financial Advisors
Schedule 3.24	Brokered Deposits
Schedule 3.26	Intellectual Property
Schedule 3.27	Bank Secrecy Act
Schedule 3.28	Shareholders’ List
Schedule 5.2(b)(ii)	Bonus Payments
Schedule 5.2(b)(xvi)	Capital Expenditures

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of November 22, 2005, is by and between Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Northwest Bancshares, Inc. (“Northwest”), a Texas corporation and bank holding company registered under the BHC Act.

WHEREAS, Northwest desires to affiliate with Texas United and Texas United desires to affiliate with Northwest by merging Northwest with and into Texas United, with Texas United as the surviving entity (the “Merger”); and

WHEREAS, Texas United and Northwest believe that the merger of Northwest into Texas United in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Texas United and Northwest have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

A. This Agreement provides for the Merger of Northwest with and into Texas United with Texas United as the surviving entity, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $0.01 par value, of Northwest (“Northwest Stock”).

B. Subject to the terms and conditions of a plan and agreement of merger to be entered into between Texas United Nevada, Inc., a Nevada corporation (“Nevada Company”), and Northwest Delaware, Inc., a Delaware corporation (“Northwest Intermediate Company”) and in accordance with applicable law, immediately following consummation of the Merger, Northwest Intermediate Company shall be merged (the “Intermediate Company Merger”) with and into Nevada Company, with Nevada Company being the surviving entity.

C. Subject to the terms and conditions of a plan of merger to be entered into between Northwest Bank (the “Bank”), a Texas banking association and wholly-owned subsidiary of Northwest, and GNB Financial, n.a. (“GNB Financial”), a national banking association and wholly-owned subsidiary of Texas United, and in accordance with the National Bank Act, Northwest Bank shall be merged with and into GNB Financial, with GNB Financial as the surviving bank.

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Northwest shall be merged with and into Texas United (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Texas United as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Texas United as in effect immediately prior to the Effective Time. The established offices and facilities of Northwest immediately prior to the Merger shall become established offices and facilities of Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Texas United as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of Northwest and Texas United and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Northwest and Texas United, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the members of the Board of Directors of Texas United at the Effective Time and, if then eligible, Bryan Mitchell, a director of Northwest, shall be the Board of Directors of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the officers of Texas United immediately prior to the Effective Time shall become the officers of Continuing Company.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of Northwest and Texas United shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of Northwest and Texas United. All rights, franchises and interests of Northwest and Texas United, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of Northwest and Texas United. All debts, liabilities, obligations and contracts of Northwest and of Texas United, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Northwest or Texas United, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Northwest or Texas United shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Northwest in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of Northwest. Northwest and Texas United shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Texas Department of Banking (“TDB”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Texas United may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of Northwest as a result of such modification, (ii) the consideration to be paid to holders of Northwest Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) The aggregate consideration to be paid by Texas United to the shareholders of Northwest in the Merger shall be $31,000,000, consisting of cash in the amount of $12,400,000 (“Cash Consideration”) and shares of Texas United Common Stock valued at $18,600,000 (“Stock Consideration,” and collectively with the Cash Consideration, the “Merger Consideration”).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, based on 49,995,224 shares of Northwest Stock issued and outstanding as of the date hereof, each share of Northwest Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3 hereof)), shall, subject to the conditions hereinafter stated, be converted into and exchanged for (i) an amount of cash equal to $0.2480 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of Texas United (“Texas United Common Stock”), equal to the quotient obtained by dividing $0.3720 by the Average Trading Price (as defined below) of Texas United Common Stock (rounded to nearest ten thousandth). At the Effective Time, all such shares of Northwest Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(c) The “Average Trading Price” of Texas United Common Stock shall be the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the forty (40) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

(d) Each share of Northwest Stock held in the treasury of Northwest and each share of Northwest Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 13.1 hereof) of Northwest immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(e) Notwithstanding anything in this Agreement to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of Northwest Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Trading Price by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Merger Consideration for Equity Capital. In the event that Northwest’s Equity Capital (as defined below) on the last day of the calendar month immediately preceding the Closing Date shall be less than $11,800,000, the Cash Consideration will be reduced by an amount equal to the difference between Northwest’s Equity Capital on the last day of the calendar month immediately preceding the Closing Date and $11,800,000. For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of the definition of Equity Capital, the amount of Equity Capital shall be affected by adjustments made for certain extraordinary items related to this Agreement and the Merger, including those made between the last day of the month preceding the Closing Date and the Closing Date, including, but not limited to, reductions for (i) Northwest’s legal and accounting fees, (ii) the after-tax amount of any premium or additional cost, in excess of $30,000, incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.10 hereof, (iii) any amount required to be added to the Allowance for Loan Losses pursuant to Section 10.7 hereof, (iv) the after-tax amount of bonus payments made to certain officers of Northwest as set forth in Schedule 5.2(ii) and (v) the after-tax amount of the loss associated with the check fraud detailed in Schedule 2.2. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Texas United pursuant to Section 5.9 hereof.

Section 2.3 Dissenting Shares. Each share of Northwest Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the corresponding share of the Merger Consideration pursuant to Section 2.1 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost his dissenter’s rights, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the corresponding share of the Merger Consideration in accordance with the provisions of this Article II, without any interest thereon.

Section 2.4 Exchange Procedures.

(a) Texas United shall deposit or cause to be deposited in trust with U. S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock pursuant to Section 2.1(d) of this Agreement (such certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable following the Effective Time, and after Northwest delivers to the Exchange Agent a list of Northwest shareholders as of the Effective Time in form and substance required by the Exchange Agent, Texas United shall use its best efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Northwest Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to the shareholders of Northwest as soon as practicable following the Effective Time and the receipt by the Exchange Agent of a list of Northwest shareholders as of the Effective Time in form and substance required by the Exchange Agent.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of Northwest shall be closed and there shall be no transfers on the stock transfer books of Northwest of the shares of Northwest Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Northwest for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of Northwest who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of Texas United, Northwest, the Exchange Agent or any other person shall be liable to any former holder of shares of Northwest Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF NORTHWEST

Northwest represents and warrants to Texas United as set forth below. Northwest agrees that, at the Closing, it shall provide Texas United with supplemental schedules reflecting any changes in the information contained in the disclosure schedules (“Disclosure Schedules”) which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1 Organization and Authority.

(a) Northwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a registered bank holding company under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Northwest Intermediate Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Northwest Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Northwest, Northwest Intermediate Company and Northwest Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties and to engage in the business and activities now conducted by it. Northwest owns all of the outstanding capital stock of Northwest Intermediate Company free and clear of any lien, charge, claim or other encumbrance and Northwest Intermediate Company owns all of the outstanding capital stock of Northwest Bank free and clear of any lien, charge, claim or other encumbrance.

(b) Northwest Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Deposit Insurance Corporation (“FDIC”) and the TDB. Northwest Bank does not have “trust powers” and does not conduct trust activities.

(c) The deposit accounts of Northwest Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Northwest Bank.

(d) Except as set forth in Schedule 3.1(d), other than each other, neither Northwest nor Northwest Bank, (i) has any Subsidiaries or Affiliates (as defined in Section 13.1 hereof), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Northwest.

(e) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of Northwest and each Subsidiary, each as amended to date (collectively, “Northwest Constituent Documents”), have been delivered or made available to Texas United.

Section 3.2 Capitalization.

(a) The authorized capital stock of Northwest consists of 100,000,000 shares of Northwest Stock, 49,995,224 shares of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Northwest Stock are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities laws.

(b) The authorized capital stock of Northwest Immediate Company consists of 1,000 shares of common stock, $1.00 par value per share, 1,000 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Northwest Bank consists of 50,000,000 shares of common stock, $0.01 par value per share, 50,000,000 shares of which are issued and outstanding as of the date of this Agreement.

(c) The authorized capital stock of each of Northwest’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws and (iv) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(d) There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Northwest to issue any authorized and unissued Northwest Stock.

(e) Northwest does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Northwest Stock to which Northwest is a party.

Section 3.3 Authority; Approvals.

(a) Northwest has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Northwest and its Subsidiaries have full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Northwest. The Board of Directors of Northwest has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Northwest and its shareholders, and has directed that the Agreement be submitted to Northwest ‘s shareholders for approval and adoption. Except for the approval of the shareholders of Northwest, no further actions or corporate proceedings on the part of Northwest are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Northwest and is a duly authorized, valid, legally binding agreement of Northwest enforceable against Northwest in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Northwest has furnished to Texas United a complete list, as of September 30, 2005, of all securities, including municipal bonds, owned by Northwest Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by Northwest (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Northwest equals 5% or more of the issued and outstanding voting securities of the issuer thereof. Northwest is not a party to, and to the knowledge of Northwest, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) Northwest has furnished or made available to Texas United true and complete copies of Northwest’s (i) audited consolidated financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended, together with the notes thereto, and (ii) unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 and 2004. Northwest has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by Northwest Bank as of and for the years ended December 31, 2004, 2003 and 2002 and as of and for the nine months ended September 30, 2005 and 2004. The audited and unaudited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “Northwest Financial Statements.”

(b) Each of the Northwest Financial Statements fairly presents the financial position and results of operations of Northwest at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except for the Call Reports, which fairly present the financial position of Northwest Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

(c) As of the dates of the Northwest Financial Statements referred to above, neither Northwest nor any Northwest Subsidiary had any material obligations or liabilities, fixed or contingent, which are not fully shown or provided for in the Northwest Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Texas United.

Section 3.6 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by Northwest or any of its Subsidiaries (the “Northwest Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

(b) Except as set forth in Schedule 3.6(b), no lease with respect to any Northwest Real Property and no deed with respect to any Northwest Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Northwest Real Property. Each of such leases described in Schedule 3.6(b) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Northwest or any of its Subsidiaries or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Northwest Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Northwest Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on Northwest. No condemnation proceeding is pending or, to Northwest’s knowledge, threatened, which would preclude or materially impair the use of any Northwest Real Property in the manner in which it is currently being used.

(d) Northwest and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Northwest Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of Northwest and its Subsidiaries are adequately maintained and, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities.

Section 3.7 Personal Property. Northwest and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “Northwest Personalty”), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Northwest Personalty. Subject to ordinary wear and tear, the Northwest Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.8 Environmental Laws. Northwest and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder, except for such noncompliance as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Northwest. Neither Northwest nor any of its Subsidiaries has received notice of or has knowledge of any violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws. During the term of ownership by Northwest or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Northwest or its Subsidiaries, or owned, operated or leased by Northwest or its Subsidiaries within the ten years preceding the date of this Agreement has, been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Northwest or any of its Subsidiaries, (i) no asbestos was used in the construction of any portion of Northwest’s or any Subsidiary’s facilities and (ii) no real property currently owned by Northwest or any Subsidiary is, or has been a heavy industrial site or landfill. There are no underground storage tanks at any of the properties currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Northwest or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Northwest or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

Section 3.9 Litigation and Other Proceedings. Except as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Northwest, threatened before any court or administrative body in any manner against Northwest or its Subsidiaries, or any of their respective properties or capital stock. Northwest will promptly notify Texas United in writing of any such proceedings, threatened or instigated against Northwest or any of its Subsidiaries subsequent to the date of this Agreement. To Northwest’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Northwest or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Northwest nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.10 Taxes and Tax Returns.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Northwest or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Northwest and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Northwest or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by Northwest or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Northwest or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Except as set forth in Schedule 3.10(b), neither Northwest nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where

Northwest or any Subsidiary does not file Tax Returns that Northwest or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Northwest or any Subsidiary to pay any Tax.

(c) Northwest and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) No director or officer (or employee responsible for Tax matters) of either of Northwest or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Northwest or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Northwest or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local and foreign income Tax Returns filed with respect to Northwest or any Subsidiary for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Northwest has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 2000.

(e) Northwest has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Northwest has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Northwest has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Except as set forth in Schedule 3.10(f), neither Northwest nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Schedule 3.10(g) sets forth the following information with respect to Northwest and its Subsidiaries as of September 30, 2005 (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Northwest Bank; and (ii) the amount of any deferred gain or loss allocable to Northwest and its Subsidiaries arising out of any Deferred Intercompany Transaction.

(h) The unpaid Taxes of Northwest and its Subsidiaries (i) did not, as of September 30, 2005, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Northwest Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Northwest in filing its Tax Returns.

(i) Except as set forth in Schedule 3.10(i), neither Northwest nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.11 Loan Portfolio and Reserve for Loan Losses.

(a) With respect to the loans of Northwest reflected as assets on the Northwest Financial Statements as of September 30, 2005 and all currently outstanding loans (collectively, the “Loans”), other than as set forth in Schedule 3.11, (i) each note evidencing a Loan or credit agreement or security instrument related to a Loan was the valid and binding obligation of the obligor named therein, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have had a Material Adverse Effect on Northwest and (ii) there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Northwest’s records, and no claim or defense as to the enforcement of any Loan has been asserted and Northwest is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, individually or in the aggregate, a Material Adverse Effect on Northwest.

(b) The allowance for loan losses shown on the Northwest Financial Statements as of September 30, 2005, was, and the allowance for loan losses to be shown on any financial statements or Call Reports of Northwest as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Northwest, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of Loans outstanding (including accrued interest receivable) of Northwest and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and the allowance for loan losses has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.12 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.12(a), as of September 30, 2005, neither Northwest nor Northwest Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Northwest or Northwest Bank or any regulatory agency with supervisory jurisdiction over Northwest or Northwest Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Northwest or any of its Subsidiaries, or any 10% or greater shareholder of Northwest, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Northwest or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Northwest or its Subsidiaries and which violation could have a Material Adverse Effect on Northwest.

(b) Schedule 3.12(b) contains the “watch list of loans” of Northwest Bank (“Watch List”) as of September 30, 2005. Except as set forth in Schedule 3.12(b), to the knowledge of Northwest, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Northwest’s past practices and prudent banking principles.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither Northwest nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement, other than any profit-sharing, pension or retirement plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than ninety (90) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Northwest or any Subsidiary imposed by any bank regulatory authority having supervisory jurisdiction over Northwest or any Subsidiary;

(viii) agreement, contract or indenture related to the borrowing by Northwest or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Northwest or any Subsidiary or holder of more than ten percent (10%) of the issued and outstanding Northwest Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

(xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, the Disclosure Schedules or in any document delivered or referred to or described in writing by Northwest to Texas United.

(b) Northwest and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which Northwest or any of its Subsidiaries is a party or by which Northwest or any of its Subsidiaries is bound or under any provision of the Northwest Constituent Documents.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either Northwest or any of its Subsidiaries (other than credit life policies), including the insurer, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by Northwest or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Northwest or any of its Subsidiaries is a party; (iii) are adequate for the business conducted by Northwest and any of its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Northwest nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither Northwest nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by Northwest, and the consummation or performance by Northwest and any of its Subsidiaries of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Northwest Constituent Documents or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Northwest or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Northwest or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Northwest or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Northwest.

Section 3.16 Compliance with Laws and Regulatory Filings. Northwest and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Northwest and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Northwest and its Subsidiaries in connection with the execution, delivery and performance by Northwest of this Agreement and the transactions contemplated hereby. Northwest and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Northwest and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all material respects.

Section 3.17 Absence of Certain Changes. Since June 30, 2005, (i) Northwest and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northwest.

Section 3.18 Employment Relations. The relations of Northwest and any of its Subsidiaries with their employees are generally satisfactory. Neither Northwest nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Northwest and any of its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that Northwest or any of its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Northwest or any of its Subsidiaries that are sponsored or maintained by Northwest or any of its subsidiaries or to which Northwest or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of Northwest, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of Northwest or any of its Subsidiaries, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of Northwest Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Northwest Employee Plans which is likely to result in the imposition of any penalties or taxes upon Northwest or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither Northwest nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and Northwest is not aware of any event or circumstance that would disqualify any such Company Employee Plan. Northwest has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) No employee benefit plans of Northwest or its ERISA Affiliates (as defined below) (the “Northwest Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Northwest or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Northwest, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of Northwest or any of its Subsidiaries, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Northwest now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of Northwest or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by Northwest or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither Northwest nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of Northwest or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation arrangements of Northwest, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.21 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.21, neither Northwest nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated herein.

Section 3.22 Accounting Controls. Northwest has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Northwest; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Northwest or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of Northwest is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Northwest; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Derivative Contracts. Northwest is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Northwest Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. Except as set forth in Schedule 3.24, to the knowledge of Northwest or Northwest Bank, none of the deposits of Northwest Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.25 Community Reinvestment Act. Northwest Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) and all regulations promulgated thereunder (“CRA”). Northwest Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Northwest Bank under the CRA.

Section 3.26 Intellectual Property Rights. Schedule 3.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Northwest or any of its Subsidiaries or used under license by them in the conduct of their business (the “Intellectual Property”). Northwest or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.26, to the knowledge of Northwest, neither Northwest nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Northwest or its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To Northwest’s knowledge, neither Northwest nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Northwest or its Subsidiaries or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.27 Bank Secrecy Act; USA PATRIOT Act. Other than as set forth in Schedule 3.27, Northwest has neither had nor suspected any incidents of fraud or defalcation during the last two years. Northwest is in compliance with the Bank Secrecy Act and all regulations promulgated thereunder. Northwest has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Northwest is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Gramm-Leach-Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act and all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

Section 3.28 Shareholders’ List. Schedule 3.28 contains a list of the holders of shares of Northwest Stock as of a date within ten (10) days prior to the date hereof, including for such shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects complete and accurate.

Section 3.29 SEC Status; Securities Issuances. Northwest is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act.

Section 3.30 Dissenting Shareholders. Northwest and its directors and executive officers, have no knowledge of any plan or intention on the part of any shareholders of Northwest to make written demand for payment of the fair value of such holder’s shares of Northwest Stock in the manner provided in Article 5 of the TBCA.

Section 3.31 Fairness Opinion. Northwest has received an opinion from Alex Sheshunoff & Co. dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Northwest, is fair, from a financial point of view, to such shareholders, and such opinion will be updated as of the date of the Proxy Statement (as defined in Section 3.32 hereof).

Section 3.32 Northwest Information. None of the information relating to Northwest and its Subsidiaries contained in (i) a proxy statement (including any amendment or supplement thereto) to be prepared by Northwest in accordance with Northwest’s Articles of Incorporation, Bylaws and applicable law (the “Proxy Statement“) and mailed to Northwest’s shareholders in connection with the solicitation of proxies by the Board of Directors of Northwest for use at a special meeting of Northwest’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Northwest Shareholder Meeting“) will, at the date of mailing to Northwest’s shareholders and at the time of the Northwest Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) a Registration Statement on Form S-4 (including any prospectus contained therein) to be filed with the SEC by Texas United for the purpose of registering the shares of Texas United Common Stock to be issued in exchange for shares of Northwest Stock pursuant to this Agreement (the “Registration Statement“) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended (“Securities Act“), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

Texas United represents and warrants to Northwest as set forth below.

Section 4.1 Organization.

(a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value, of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of State Bank (“State Bank”) and 100% of the issued and outstanding shares of common stock, $5.00 par value, of GNB Financial. State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. GNB Financial is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(b) Texas United, Nevada Company, State Bank and GNB Financial each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

(c) State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

(d) GNB Financial (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Texas United consists of 20,000,000 shares of Texas United Common Stock, 7,851,567 shares of which are issued and 7,845,472 shares of which are outstanding as of the date of this Agreement and 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. All of the issued and outstanding shares of Texas United Common Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. To Texas United’s knowledge, there are no voting trusts, voting agreements or other similar arrangements affecting the Texas United Common Stock.

(b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

Section 4.3 Approvals; Authority.

(a) Texas United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Texas United and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly, validly and unanimously approved by the Board of Directors of Texas United. The Board of Directors of Texas United has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Texas United and its shareholders. Except as otherwise provided herein, no further actions or corporate proceedings on the part of Texas United or any of its Subsidiaries are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Texas United or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas

United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which could reasonably be expected to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no reasonable basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Texas United or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Texas United has furnished or made available to Northwest true and complete copies of its (i) Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004 (as amended, the “Annual Report”), as filed with the SEC, which contains Texas United’s audited consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of earnings, statements of changes in shareholders’ equity and statements of cash flow for the years ended December 31, 2004, 2003 and 2002 and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC, which contains Texas United’s unaudited consolidated balance sheets and related unaudited consolidated statements of earnings, statements of changes in shareholders’ equity and statements cash flows as of and for the nine months ended September 30, 2005. The financial statements referred to above included in the Annual Report and the unaudited consolidated financial statements are collectively referred to herein as the “Texas United Financial Statements.”

(b) Each of the Texas United Financial Statements fairly presents the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Northwest.

Section 4.7 Absence of Certain Changes. Since June 30, 2005, (i) Texas United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Texas United.

Section 4.8 Securities and Exchange Commission Reporting Obligations. Since December 31, 2004, Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 4.10 Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.11 Compliance with Laws and Regulatory Filings. Texas United and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the FDIC, the TDB, the OCC or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

V. COVENANTS OF NORTHWEST

Northwest covenants and agrees with Texas United as follows:

Section 5.1 Shareholder Approval and Reasonable Best Efforts.

(a) Northwest will, as promptly as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Northwest Shareholder Meeting at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Northwest will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Northwest will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Northwest shall ensure that the Northwest Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Northwest Shareholder Meeting are solicited, in compliance with all applicable laws.

(b) If this Agreement is approved by the Northwest shareholders, Northwest shall, subject to Section 5.6 hereof, take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Texas United reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of Northwest Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Northwest shall and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over Northwest or any of its Subsidiaries, (c) the institution or threat of any litigation against Northwest or (d) any event or condition that would cause any of the representations or warranties of Northwest contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Northwest; and

(iv) except as required by law or regulation, take no action which could adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation, (2) as expressly contemplated or permitted by this Agreement or

(3) to the extent Texas United consents in writing (which consent shall not be unreasonably withheld or delayed), Northwest shall not, and shall not permit any of its Subsidiaries, to:

(i) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

(ii) grant any stock appreciation rights or other form of incentive compensation, other than the bonus payments to certain officers of Northwest not to exceed $800,000 in the aggregate as set forth in Schedule 5.2(ii);

(iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Northwest or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(vi) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(vii) declare, pay or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the Northwest Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Northwest Stock, other than the payment of dividends from Northwest Bank to Northwest;

(viii) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein, other than in the ordinary course of business consistent with past practices;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Northwest’s past practices and prudent banking practices;

(x) establish any new Subsidiary or Affiliate;

(xi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Texas United of a Phase I environmental review thereof;

(xiv) amend or change any provision of Northwest’s Constituent Documents;

(xv) excluding deposits, incur or modify any indebtedness for borrowed money with maturities in excess of ninety (90) days;

(xvi) make any capital expenditures which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xvi);

(xvii) prepay any indebtedness or other similar arrangements so as to cause Northwest to incur any prepayment penalty thereunder;

(xviii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xix) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of Northwest or any of its Subsidiaries; or

(xx) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of September 30, 2005, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, Northwest shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to Northwest’s properties, books and records and other documents and data in order that Texas United may have opportunity to make such reasonable investigation as it shall desire to make of the affairs of Northwest, and (ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Northwest will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of Northwest and all Call Reports filed by Northwest Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to Northwest all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by applicable law, Northwest will furnish Texas United with all information concerning Northwest and its Subsidiaries required for inclusion in (i) any application, statement or document to be made or filed by Texas United or Northwest with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement and any prospectus contained therein, and any applicable state securities authorities. Northwest represents and warrants that all information so furnished for such applications and filings shall, to its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Northwest agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to Northwest contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Northwest contained in such document or draft was furnished by Northwest expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Northwest expressly for use therein.

Section 5.5 Attendance at Certain Northwest Meetings. In order to facilitate the continuing interaction of Texas United with Northwest, and in order to keep Texas United fully advised of all ongoing activities of Northwest, subject to the limitation set forth in this Section 5.5, Northwest agrees and shall cause each of its Subsidiaries to agree to allow Texas United to designate two representatives (who shall be officers of State Bank or GNB Financial), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Northwest and each of its Subsidiaries (including, but not limited to, meetings of the officers’ loan committee of Northwest Bank). Such representatives shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which Northwest or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Northwest, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Northwest made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.6 Standstill Provision. So long as this Agreement is in effect, neither Northwest nor any of its Subsidiaries shall, and Northwest agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to, entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Northwest; except where the Board of Directors of Northwest determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Northwest’s Board of Directors to its shareholders. Northwest agrees to notify Texas United in writing of any such unsolicited acquisition proposal, within one (1) business day of its receipt, and provide reasonable detail as to the identify of the proposed acquirer and the nature of the proposed transaction.

Section 5.7 Voting Agreement. Northwest will, immediately after the execution of this Agreement, deliver to Texas United a Voting Agreement substantially in the form of Exhibit A attached hereto executed as of the date hereof by each of the members of the Board of Directors of Northwest and holders of more than 10% of Northwest Stock (as defined below) pursuant to which he or she will vote his or her shares of Northwest Stock in favor of this Agreement and the transactions contemplated hereby;

Section 5.8 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, Northwest shall deliver to Texas United, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Northwest with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Texas United identifies (by written notice to Northwest within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Northwest within the meaning of Rule 144. Northwest shall use its commercially reasonable best efforts to cause each person identified as an “affiliate” to deliver, to Texas United, not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

Section 5.9 Conforming Accounting Adjustments. Northwest shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of Northwest to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Northwest (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Northwest.

Section 5.10 Ongoing Insurance Coverage. Contemporaneously with the Closing, Northwest shall purchase an extended reporting period of not less than three (3) years after the Effective Time under Northwest’s existing directors and officers liability insurance policy (or comparable coverage), applicable to each of the directors and officers of Northwest and Northwest Bank, for purposes of covering actions occurring prior to the Effective Time.

Section 5.11 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), Northwest will use its best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Northwest and Northwest Bank to Texas United and to permit the use and operation of the leased premises of Northwest or its Subsidiaries by Texas United.

Section 5.12 Termination of Data Processing Contract. Immediately following the execution of this Agreement, Northwest will notify in writing the appropriate parties to ensure that its current data processing contract with Fidelity Information Services, a subsidiary of Fidelity National Financial, Inc., will, if the Merger occurs, be terminated. Such notice by Northwest will be in accordance with the terms of such data processing contract. Any termination fee or penalty with respect to the termination of such data processing contract shall not be counted as a reduction in Northwest’s Equity Capital for the purposes of the calculation set forth in Section 2.2 hereof.

Section 5.13 Releases. Northwest shall use its best efforts to have each of the directors and officers (with a title of senior vice president or above as of the date hereof) of Northwest and Northwest Bank deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Northwest and Texas United and their respective Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

Section 5.14 Non-Competition Agreements; Employment Agreements.

(a) Northwest shall use its best efforts to cause each of Kent McCune, W. Galen McCune and Bryan Mitchell and each director of Northwest to execute a non-competition agreement in the form attached hereto as Exhibit D for the benefit of Texas United and/or GNB Financial to be effective as of the Effective Time. The non-competition agreements shall be for a term of two (2) years.

(b) Northwest shall use its best efforts to cause each of Kent McCune and W. Galen McCune to enter into an employment agreement with Texas United and/or GNB Financial for a two (2) year term to be effective as of the effective time of the Merger in form and substance satisfactory to Texas United.

Section 5.15 Notification of Loans. Northwest shall, and shall cause Northwest Bank to, report to Texas United in writing all new loans over $500,000 and all modifications of loans within two (2) business days following the approval of the loan by the appropriate officer and/or committee.

VI. COVENANTS OF TEXAS UNITED

Texas United covenants and agrees with Northwest as follows by this Agreement:

Section 6.1 Reasonable Best Efforts. As promptly as practicable after the date hereof, Texas United will prepare and file all necessary applications with the Federal Reserve, the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Texas United shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2 Registration Statement. Texas United shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Texas United Common Stock to be delivered to the shareholders of Northwest pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to Northwest’s shareholders, at the time of each of the Northwest shareholders’ meeting held to approve this Agreement and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this paragraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Northwest for use in the Registration Statement or the Prospectus.

Section 6.3 Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.4 Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of Northwest pursuant to this

Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United Common Stock to be delivered to the shareholders of Northwest pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Northwest full access upon reasonable notice to the properties, books and records of Texas United and GNB Financial in order that Northwest may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish Northwest with such additional financial and operational data and other information as to the business and properties of Texas United as Northwest shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to Northwest all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by GNB Financial with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Northwest will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.6 Appointment of Directors.

(a) Texas United agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by one (1) the number of positions on the Texas United Board of Directors and (ii) cause Brian Mitchell to be elected or appointed as a director of Texas United at the Effective Time, if he is still a member of the Northwest Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Texas United.

(b) Texas United agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the GNB Financial Board of Directors and (ii) cause each of Kent McCune and Galen McCune to be elected or appointed as a director of GNB Financial at the Effective Time, if each such person is still a member of the Northwest Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of GNB Financial.

Section 6.7 Rule 144 Compliance. For a period of not less than two (2) years after the date hereof (or such shorter period of time as may be applicable for “Affiliates” of Northwest to sell shares of Texas United Common Stock in accordance with Rule 145 of the Securities Act), Texas United shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

VII. MUTUAL COVENANTS OF NORTHWEST AND TEXAS UNITED

Section 7.1 Notification; Updated Disclosure Schedules. Northwest shall give prompt notice to Texas United, and Texas United shall give prompt notice to the Northwest, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.2 Confidentiality. Neither Texas United nor Northwest will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law, the rules of the Nasdaq or in connection with the regulatory approval process, as long as this Agreement is in effect, neither Texas United nor Northwest shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

Section 7.4 Employee Benefit Plans.

(a) Northwest shall execute and deliver such instruments and take such other actions as Texas United may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Texas United and in accordance with applicable law and effective no later than the Closing Date. Texas United agrees that the employees of Northwest who continue their employment after the Closing Date (the “Northwest Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Texas United and State Bank, in accordance with the respective terms of such plans and programs, and Texas United shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Northwest Employee will be entitled to credit for prior service with the Northwest for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans), sponsored by Texas United or State Bank to the extent Northwest sponsored a similar type of plan in which the Northwest Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Northwest Employee and their eligible dependents. For purposes of determining Northwest Employee’s benefits for the calendar year in which the Merger occurs under Texas United’s vacation program, any vacation taken by a Northwest Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Texas United vacation benefit available to such Northwest Employee for such calendar year. Texas United further agrees to credit each Northwest Employee and their eligible dependents for the year during which coverage under Texas United’s group health plan begins, with any deductibles already incurred during such year, under the Northwest’s group health plan.

(c) Each Northwest Employee shall be entitled to credit for past service with Northwest for the purpose of satisfying any eligibility or vesting periods applicable to Texas United’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or Northwest, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and Northwest, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and Northwest shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Texas United and Northwest shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective, and the effective time of the Merger (“Effective Time”) shall occur at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas.

IX. TERMINATION

Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) This Agreement may be terminated by action of the Board of Directors of Texas United or Northwest at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and Northwest; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Northwest if (i) Texas United shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Texas United contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Article XI have not been met or waived by Northwest. In the event the Board of Directors of Northwest desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, such Board of Directors must notify Texas United in writing of its intent to terminate stating the reason therefor. Texas United shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Northwest (which approval shall not be unreasonably withheld or delayed).

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Texas United if (i) Northwest shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Northwest contained herein shall be inaccurate in any material respect, (ii) any of the conditions set forth in Article X have not been met or waived by Texas United or (iii) the Board of Directors of Texas United reasonably concludes, after consulting with counsel, that Texas United will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Texas United. In the event the Board of Directors of Texas United desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, the Board of Directors must notify Northwest in writing of its intent to terminate stating the cause therefor. Northwest shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Texas United (which approval shall not be unreasonably withheld or delayed).

(d) This Agreement may be terminated by either Texas United or Northwest if the approval of the shareholders of Northwest contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Northwest Shareholder Meeting at which such shareholders consider the approval of the Agreement.

(e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and Northwest and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Northwest if prior to the Effective Time, Northwest shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Northwest Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Texas United if the Northwest Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of Northwest that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Texas United, its recommendation or approval of this Agreement or the Merger or recommended to the Northwest shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Texas United or Northwest as provided under Section 9.1 hereof or abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

Section 9.3 Northwest Termination Fee. To compensate Texas United for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Texas United, Northwest and Texas United agree as follows:

(a) Provided that Texas United shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Northwest specifying in reasonable detail the basis of such alleged breach), Northwest shall pay to Texas United the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Northwest under the provisions of Section 9.1(f), (ii) by either Texas United or Northwest under the provisions of Section 9.1(d), if at the time of any failure by the shareholders of Northwest to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Northwest and, within twelve months of the termination of this Agreement, Northwest enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Texas United under the provisions of Section 9.1(g).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such termination payment is required pursuant to clause (ii) of Section 9.3(a), then such termination payment shall become payable within two (2) business days after the execution and delivery by Northwest of such definitive agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Northwest Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Northwest or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, Northwest or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Northwest or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Northwest determines in its good faith judgment to be more favorable to Northwest’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Northwest’s independent financial advisor that the value of the consideration to Northwest’s shareholders provided for in such proposal exceeds the value of the consideration to Northwest’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Northwest (taking into account, in good faith, the written advice of Northwest’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

Section 10.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Northwest in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their Northwest provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Northwest by the chief executive officer of Northwest to that effect.

(b) Each of the representations and warranties made by Northwest in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their Northwest provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Northwest by the chief executive officer of Northwest to that effect.

Section 10.2 Performance of Obligations. Northwest shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed on behalf of Northwest by the by the chief executive officer of Northwest to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Northwest or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Northwest.

Section 10.4 Releases and Resignations. Each of the officers (with a title of senior vice president or above as of the date hereof) and directors of Northwest and Northwest Bank shall deliver to Texas United an instrument in the form of Exhibit C hereto dated as of the Closing Date releasing the Northwest and its Subsidiaries and Texas United and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). The directors of each of Northwest and Northwest Bank shall have delivered to Texas United their respective resignations.

Section 10.5 Tax Opinion. Texas United shall have received an opinion of counsel to Texas United and Northwest shall have received an opinion of counsel to Northwest, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Texas United, Northwest and others.

Section 10.6 Non-Competition Agreements; Employment Agreements.

(a) Each of Kent McCune, W. Galen McCune and Bryan Mitchell and each director of Northwest shall have entered into a non-competition agreement with Texas United and/or GNB Financial, with each agreement being for a term of two (2) years.

(b) Each of Kent McCune and W. Galen McCune shall have entered into an employment agreement with Texas United and/or GNB Financial, having a two (2) year term, as contemplated by Section 5.14 hereof.

Section 10.7 Reserve for Loan Losses. The allowance for loan losses of Northwest immediately prior to and as of the Closing Date shall equal at least 1.0% of total loans as of such dates.

XI. CONDITIONS TO OBLIGATIONS OF NORTHWEST

The obligations of Northwest under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Northwest in its sole discretion:

Section 11.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their Northwest provisions made as of a specified date, and Northwest shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

(b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their Northwest provisions made as of a specified date, and Northwest shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

Section 11.2 Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Northwest shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

Section 11.4 Tax Opinion. Northwest shall have received an opinion of counsel to Northwest and Texas United shall have received an opinion of counsel to Texas United, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Northwest, Texas United and others.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF

TEXAS UNITED AND NORTHWEST

The respective obligations of Texas United and Northwest under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and Northwest, respectively, in their sole discretion:

Section 12.1 Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the TDB, and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or Northwest may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of Northwest shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Registration of Texas United Common Stock. The Registration Statement covering the shares of Texas United Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws, if any, relating to the issuance or trading of the Texas United Common Stock to be issued in the Merger shall have been received.

Section 12.4 Listing of Texas United Common Stock. The shares of Texas United Common Stock to be delivered to the shareholders of Northwest pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Definitions.

(a) Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or Northwest, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

(c) “Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and Northwest contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4, 6.5, 7.2 and 7.4), which shall survive the Closing.

Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and Northwest at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Northwest pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

Facsimile: (979) 968-6513

Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Facsimile: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to Northwest:

Northwest Bancshares, Inc.

615 Byron Nelson Blvd.

Roanoke, Texas 76262

Facsimile: (817) 378-2291

Attention: Mr. W. Galen McCune

With a copy to:

Dover, Dixon & Horne PLLC

425 West Capitol Avenue, 37th Floor

Little Rock, Arkansas 72201

Facsimile: (501) 372-7142

Attention: Mr. Garland Binns

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on Northwest or Texas United, as applicable, any term or other provision prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Jeffrey A. Wilkinson
Its:	CFO

NORTHWEST BANCSHARES, INC.

By:	/s/ W. Galen McCune
Name:	W. Galen McCune
Title:	Chairman of the Board

ATTEST:

By:	/s/ Kent McCune
Its:	President and COO

[Signature Page to Agreement and Plan of Reorganization]